Exhibit 10.1

The Hanover Insurance Group, Inc.

2018-2019 Compensation of Non-Employee Directors

— For the annual service period beginning on May 15, 2018, the date of the 2018 Annual Meeting of Shareholders—

Standard Fees	Description
Annual Director Retainer
- Stock Component	- $135,000 valuation
- Granted on May 15, 2018. Issued pursuant to the Company’s 2014 Long-Term Incentive Plan (the “2014 Plan”)
- Cash Component	- $95,000
- Payable on or after May 15, 2018

Committee Chairperson Annual Retainer (payable in addition to Committee Annual Retainer)	- $21,000 for the chairperson of the Nominating and Corporate Governance Committee, payable on or after May 15, 2018
- $25,000 for the chairperson of the Compensation Committee, payable on or after May 15, 2018
- $36,000 for the chairperson of the Audit Committee, payable on or after May 15, 2018

Chairman of the Board Retainer	- $125,000 - Payable on or after May 15, 2018
Committee Annual Retainer	- $10,000 for each member of the Nominating and Corporate Governance Committee, payable on or after May 15, 2018
- $11,000 for each member of the Compensation Committee, payable on or after May 15, 2018
- $15,000 for each member of the Audit Committee, payable on or after May 15, 2018

Deferred Compensation Plan

- Directors may defer receipt of their cash and stock compensation (including any cash compensation that is converted into stock under the Conversion Program). Deferred cash amounts are accrued in a memorandum account that is credited with interest derived from the so-called General Agreement on Tariffs and Trade (GATT) Rate (2.80% in 2018). All deferrals are pursuant to The Hanover Insurance Group, Inc. Non-Employee Director Deferral Plan.

Conversion Program	- At the election of each director, cash retainers may be converted into Common Stock of the Company with such stock issued pursuant to the 2014 Plan

Reimbursable Expenses	- Travel and related expenses incurred in connection with service on the Board of Directors and its Committees
Matching Charitable Contributions	- Company will provide matching contributions to qualified charitable organizations up to $5,000 per director per year